EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)
(Dollar amounts in thousands)




                                  Nine Months Ended             Fiscal Year Ended
                                October 31 November 1    January 31 February 1 February 3 January 28 January 29
                                   1998       1997          1998       1997       1996       1995       1994
Consolidated pretax income         $98,521   $233,247       $410,035  $378,761   $269,653   $406,110   $399,534
Fixed charges (less capitalized
interest)                          146,469    107,812        147,466   139,188    139,666    145,921    152,568

EARNINGS                          $244,990   $341,059       $557,501  $517,949   $409,319   $552,031   $552,102


Interest                          $133,869    $97,158       $129,237  $120,599   $120,054   $124,282   $130,915
Capitalized interest                 2,631      3,012          3,644     4,420      3,567      2,545      1,882
Interest factor in rent expense     12,600     10,654         18,229    18,589     19,612     21,639     21,653

FIXED CHARGES                     $149,100   $110,824       $151,110  $143,608   $143,233   $148,466   $154,450


Ratio of earnings to fixed charg      1.64       3.08           3.69      3.61       2.86       3.72       3.57